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                                                                    Exhibit 99.1


[CROMPTON CORPORATION LOGO]
                                                                            NEWS

CONTACTS:
Investors:   William Kuser     (203) 573-2213
Media:       Mary Ann Dunnell  (203) 573-3034


CROMPTON COMMENCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ALL OF ITS 8.50% SENIOR NOTES DUE 2005 AND ALL OF ITS 6.125% NOTES DUE 2006

MIDDLEBURY, CT., JULY 19, 2004 - Crompton Corporation (NYSE:CK) today announced that it has commenced a cash tender offer to purchase all of its outstanding $350.0 million aggregate principal amount of 8.50% Senior Notes due 2005 (CUSIP
Number: 12562CAF5) (the "8.50% Notes") and all of its outstanding $150.0 million aggregate principal amount of 6.125% Notes due 2006 (CUSIP Number: 977385AH6) (the "6.125% Notes" and together with the 8.50% Notes, the "Notes") on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 19, 2004 (the "Statement").

The purchase price for validly tendered 8.50% Notes is $1,025.88 per $1,000 principal amount of 8.50% Notes, and the purchase price for the 6.125% Notes is $1,038.35 per $1,000 principal amount of the 6.125% Notes, payable in cash. In addition, Crompton will pay accrued and unpaid interest on validly tendered Notes up to but excluding the settlement date. Furthermore, under certain circumstances, as set forth below, Crompton will pay a consent payment of $10.00 per $1,000 principal amount of each series of Notes to tendering holders of Notes.

The consummation of the tender offer is subject to, among other things, (i) holders validly tendering at least 83.4% of the aggregate principal amount of outstanding Notes of each series, (ii) the consummation of an offering of our debt securities, which may be in more than one series, in an aggregate principal amount equal to at least $600.0 million, concurrently with the consummation of the tender offer, and (iii) Crompton entering into an agreement for a new revolving credit facility providing for borrowing of at least $200.0 million thereunder.

In connection with the tender offer, Crompton is also soliciting consents from holders of the Notes to, among other things, eliminate certain restrictive covenants and events of default included in the respective indentures under which the Notes were issued. The amendments to the indentures will be set forth in supplemental indentures and are described in more detail in the Statement. A holder may not tender Notes without delivering a corresponding consent, and vice versa. The consent solicitation will expire at 12:00 midnight, New York City time, on July 30, 2004, unless extended by the Company. Holders of the Notes who desire to receive the consent payment and the tender offer consideration with respect to the Notes must both validly consent to the proposed amendments and tender their Notes prior to the expiration of the consent solicitation. Holders who tender their Notes after the expiration of the consent solicitation will receive only the purchase price for the tender offer.


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The tender offer will expire at 5:00 p.m., New York City time, on August 16,
2004, unless the offer is extended or earlier terminated by the Company.

Crompton has engaged Deutsche Bank Securities Inc. as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer or the consent solicitation should be directed to MacKenzie Partners, Inc. (the Information Agent) at: 105 Madison Avenue, New York, NY, 10016, (212) 925-5500 (call collect), or call toll free (800) 322-2885, proxy@mackenziepartners.com. Questions may also be directed to the Dealer Manager and Solicitation Agent at: 60 Wall Street, New York, NY, 10005,
Attn: Alexandra L. Barth, (212) 250-5655 (call collect).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE OR A SOLICITATION OF A CONSENT WITH RESPECT TO ANY OF THE NOTES. THE TENDER OFFER AND CONSENT SOLICITATION ARE BEING MADE SOLELY BY THE STATEMENT.

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.


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FORWARD-LOOKING STATEMENTS
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain and timing of new financing, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.